As filed with the Securities and Exchange Commission on August 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sera Prognostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1911522
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2749 East Parleys Way

Suite 200
Salt Lake City, UT 84109

Telephone: (801) 990-0520

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2011 Employee, Director and Consultant Equity Incentive Plan, as amended

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full Title of the Plans)

Gregory C. Critchfield, M.D., M.S.

President and Chief Executive Officer

Sera Prognostics, Inc.

2749 East Parleys Way

Suite 200

Salt Lake City, UT 84109

Telephone: (801) 990-0520

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, par value $0.0001 per share	10,617,560	(2)	$78,363,537.58	$8,549.46

(1)	The number of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), stated above consists of the aggregate number of shares which may be sold upon the exercise of options or issuance of stock-based awards which have been granted and/or may hereafter be granted under the 2011 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2011 Plan”), the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP” and together with the 2011 Plan and the 2021 Plan, the “Plans”). The shares of Class A common stock registered hereunder for issuance pursuant to the 2021 Plan consist of up to 3,966,162 shares currently reserved for issuance pursuant to the 2021 Plan as well as up to 5,677,611 additional shares which are currently issuable pursuant upon the exercise of outstanding stock options and 668,698 shares of common stock reserved for future issuance pursuant to awards under the 2011 Plan, which may become authorized for issuance under the 2021 Plan if awards outstanding under the 2011 Plan are cancelled or expire. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s Class A common stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of Class A common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the Plans are based on (a) in the case of shares of Class A common stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (b) in the case of shares of Class A common stock not yet issued and subject to stock-based awards or for which awards have not yet been granted, the average of the high and the low price of registrant’s Class A common stock as reported on Nasdaq on August 4, 2021. The chart below details the calculation of the registration fee:

Securities	Number of Shares	Offering Price Per Share			Aggregate Offering Price
Shares reserved for future issuance under the 2021 Plan	3,966,162	$11.99	(2)	(b)	$47,554,282.38
Shares reserved for future issuance under the 2011 Plan	668,698	$11.99	(2)	(b)	$8,017,689.02
Shares underlying option awards outstanding under the 2011 Plan	5,677,611	$3.37	(2)	(a)	$19,133,549.07
Shares reserved for future issuance under the ESPP	305,089	$11.99	(2)	(b)	$3,658,017.11
Proposed Maximum Aggregate Offering Price					$78,363,537.58

Registration Fee					$8,549.46

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Class A common stock pursuant to the Plans. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are incorporated herein by reference:

(a)	The registrant’s Prospectus dated July 14, 2021, filed with the Commission on July 16, 2021 pursuant to Rule 424(b) of the Securities Act in connection with the registrant’s Registration Statement on Form S-1 (File No. 333-257038) which contains the registrant’s audited financial statements for the latest fiscal year;

(b)	The registrant’s Current Report on Form 8-K filed with the Commission on July 20, 2021; and

(c)	The description of the registrant’s securities contained in the registrant’s Registration Statement on Form 8-A (File No. 001-40606), filed by the registrant with the Commission on July 14, 2021, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our Amended and Restated Certificate of Incorporation, or the Charter, provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The Charter further provides that any repeal or modification of such article by our stockholders or amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our Amended and Restated By-Laws, or the By-Laws, provide that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article VII, Section 2 of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

In addition, the By-Laws provide that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article VII, Section 5 of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article VII, Section 1 of the By-Laws.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and By-Laws.

We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1	Amended and Restated Certificate of Incorporation		Form 8-K (Exhibit 3.1)	7/20/2021	001-40606

4.2	Restated Bylaws		Form 8-K (Exhibit 3.2)	7/20/2021	001-40606

4.3	Specimen Common Stock Certificate		Form S-1/A (Exhibit 4.1)	7/8/2021	333-257038

4.4	Form of Common Stock Purchase Warrant - I		Form S-1 (Exhibit 4.2)	6/11/2021	333-257038
4.5	Form of Common Stock Purchase Warrant - II		Form S-1 (Exhibit 4.3)	6/11/2021	333-257038
4.6	Form of Series E Warrant		Form S-1 (Exhibit 4.4)	6/11/2021	333-257038
4.7	Fourth Amended and Restated Investors’ Rights Agreement, dated as of February 23, 2021		Form S-1 (Exhibit 4.5)	6/11/2021	333-257038

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on the signature page hereof)	X

99.1+	2011 Employee, Director and Consultant Equity Incentive Plan		Form S-1 (Exhibit 10.2)	6/11/2021	333-257038

99.2+	Form of Stock Option Agreement under the Registrant's 2011 Employee, Director and Consultant Equity Incentive Plan		Form S-1/A (Exhibit 10.2.1)	7/8/2021	333-257038

99.3+	2021 Equity Incentive Plan		Form S-1/A (Exhibit 10.3)	7/8/2021	333-257038

99.4+	Form of Stock Option Agreement under the Registrant’s 2021 Equity Incentive Plan		Form S-1/A (Exhibit 10.3)	7/8/2021	333-257038

99.5+	Form of Restricted Stock Unit Agreement under the Registrant’s 2021 Equity Incentive Plan		Form S-1/A (Exhibit 10.3)	7/8/2021	333-257038

99.6+	2021 Employee Stock Purchase Plan		Form S-1/A (Exhibit 10.4)	7/8/2021	333-257038

+ Denotes management contract or compensatory plan or arrangement

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in Salt Lake City, Utah, on the 10th day of August, 2021.

SERA PROGNOSTICS, INC.

By:	/s/ Gregory C. Critchfield, M.D., M.S.
Gregory C. Critchfield, M.D., M.S.
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Gregory C. Critchfield, M.D., M.S. and Jay Moyes, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date
/s/ Gregory C. Critchfield, M.D., M.S.	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	August 10, 2021
Gregory C. Critchfield, M.D., M.S.

/s/ Jay Moyes	Chief Financial Officer (Principal Financial and Accounting Officer)	August 10, 2021
Jay Moyes

/s/ Joshua Phillips	Director	August 10, 2021
Joshua Phillips

/s/ Mansoor Raza Mirza, M.D.	Director	August 10, 2021
Mansoor Raza Mirza, M.D.

/s/ Ryan Trimble	Director	August 10, 2021
Ryan Trimble

/s/ Kim Kamdar, Ph.D.	Director	August 10, 2021
Kim Kamdar, Ph.D.

/s/ Marcus Wilson, Pharm.D.	Director	August 10, 2021
Marcus Wilson, Pharm.D.